Exhibit 99.1
Veoneer announces results of 2021 Annual General Meeting of Stockholders

Stockholm, Sweden, May 10, 2021: The automotive technology company Veoneer, Inc. (NYSE: VNE and SSE: VNE SDB), held its Annual General Meeting of Stockholders on May 10, 2021 (AGM).

At the AGM, sufficient votes were received to approve the following proposals:
•The re-election of Robert W. Alspaugh, Jan Carlson and James R. Ringler to the Board of Directors for a term of three years.
•The non-binding, advisory resolution to approve the Company’s 2020 executive compensation for its named executive officers.
•Approal of the Veoneer, Inc. 2021 Stock Incentive Plan.
•The ratification of the appointment of Ernst & Young AB as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
For more information please contact:
Thomas Jönsson, EVP Communications & IR, tel +46 (0)8 527 762 27
Veoneer, Inc. is a worldwide leader in automotive technology. Our purpose is to create trust in mobility. We design, develop, and manufacture state-of-the-art software, hardware and systems for occupant protection, advanced driving assistance systems, and collaborative and automated driving to OEMs globally. Headquartered in Stockholm, Sweden, Veoneer has 7,500 employees in 11 countries. In 2020, sales amounted to $1.37 billion. The Company is building on a heritage of close to 70 years of automotive safety development. In 2018, Veoneer became an independent, publicly traded company listed on the New York Stock Exchange (NYSE: VNE) and on the Nasdaq Stockholm (SSE: VNE SDB).